Exhibit 1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Company Contact:

Cary Grossman

Chief Financial Officer

713- 827-2104

cgrossman@gentium.it

Investor Relations Contacts:

U.S.

Lippert/Heilshorn & Assoc.

Kim Sutton Golodetz

Kgolodetz@lhai.com

Anne Marie Fields

afields@lhai.com

212-838-3777

Italy:

Burson-Marsteller

Luca Ricci Maccarini

luca_maccarini@it.bm.com

+39 02.721431

Gentium Elects David E. Kroin of Great Point Partners to Board

VILLA GUARDIA (COMO), Italy, Nov 29, 2005 (BUSINESS WIRE) — Gentium S.p.A. (AMEX:GNT) (the “Company”) announced today that David E. Kroin has been elected to its Board of Directors. Mr. Kroin is a co-founder and managing director of Great Point Partners, LLC, an asset management firm focused on the healthcare industry, with an emphasis on life sciences.

Prior to co-founding Great Point Partners in 2003, Mr. Kroin was an investment professional at J.H. Whitney & Co., a multi-billion dollar alternative asset management firm, from 1998 to 2003, and ultimately was a senior member of the healthcare team and appointed Partner of a J. H. Whitney & Co. affiliated fund. While at Whitney & Co., he served on the boards of directors of U.S. Bioservices Corp. (acquired by AmeriSource), Icon International Inc. (acquired by Omnicom) and several other companies. At Great Point, he has completed structured financings for companies such as Panacos Pharmaceuticals, Inc., Genta Inc. and Keryx Biopharmaceuticals. Mr. Kroin was also an analyst in the investment banking group at Merrill Lynch & Company and an actuarial intern at Metropolitan Life. He holds a B.S. degree in actuarial mathematics from the University of Michigan.

Laura Ferro, M.D., Gentium’s chairman and chief executive officer, said, “It is a pleasure to welcome David Kroin to our board of directors. David brings a strategic perspective and an in-depth knowledge of the biotech investing world that will be of great benefit in helping guide the commercial development of our product candidates, particularly Defibrotide for the treatment and prevention of severe hepatic veno-occlusive disease.”

About the Company

Gentium S.p.A. is a biopharmaceutical company located in Villa Guardia (Como), Italy that is focused on the research, discovery and development of drugs derived from DNA extracted from natural sources, and drugs which are synthetic derivatives, to treat and prevent a variety of vascular diseases and conditions related to cancer and cancer treatments. Defibrotide, the Company’s lead product candidate in the U.S., is an investigational drug that has been granted Orphan Drug status by the U.S. FDA to treat veno-occlusive disease (VOD) with multiple organ failure (“Severe VOD”) and Fast Track designation for the treatment of Severe VOD in recipients of stem cell transplants.

About VOD

Severe VOD is a potentially life-threatening condition in which some of the veins in the liver are blocked as a result of toxic cancer treatments such as chemotherapy, radiation, hormone therapy and bone marrow and stem cell transplants. Based on the Company’s review of more than 200 published papers in the medical literature, it is estimated that approximately 80% of patients with Severe VOD die within 100 days without treatment. There are no currently approved treatments for Severe VOD.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms and other comparable terminology. These statements are not historical facts but instead represent the Company’s belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company’s control. It is possible that actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in our Prospectus filed with the Securities and Exchange Commission under Rule 424(b)(4) under the caption “Risk Factors.”

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